loanDepot Announces First Quarter 2021 Financial Results

Company reports quarterly record loan originations of $41.5 billion and net income of $427.9 million

•Reports quarterly total revenue of $1.3 billion and adjusted diluted earnings per share of $0.98, driven by an 11% increase in quarterly originations across the Retail and Partner channels.
•Returns value to shareholders through a recently announced special dividend of $0.61 per share as total equity reached a record high of $1.8 billion.
•Entered into Major League Baseball and Miami Marlins partnerships to further support the consumer recognition of the loanDepot brand and its diversified business model.

FOOTHILL RANCH, Calif., May 3, 2021 - loanDepot, Inc. (NYSE: LDI), (together with its subsidiaries, “loanDepot” or the “Company”), the innovative consumer lending and real estate services provider that is using its proprietary mello® technology to deliver best-in-class experiences to its customers, today announced results for the first quarter ending March 31, 2021.

“We are proud of our first quarter results and thank the customers who have entrusted us with one of the most important financial transactions of their lives: the purchase or refinance of the place that means everything — their home,” said loanDepot Founder and CEO Anthony Hsieh.

“loanDepot was intentionally and purposely built to be different and our focus on the customer and technology experience has allowed us to set ourselves apart from others in the marketplace and have a record-breaking 2020 and first quarter 2021,” continued Hsieh. “Our at-scale, successful, diversified operating model coupled with our customer-centric, technology-driven mindset has allowed our brand to become one of the most-recognized in the industry today, and a true differentiator for our company. Our brand, and its promise, is one of the main reasons that loanDepot has increased our already-industry leading organic customer recapture rate by 9% quarter over quarter. As we look forward to the remainder of 2021, we are confident that loanDepot will continue to thrive. We will continue to establish new products and services and evaluate acquisitions, and, most importantly, always be sure that we are taking great care of our stockholders, team members and the more than 30,000 individuals and families that count on us each month.”

loanDepot continued to demonstrate that its differentiated offering and diversified operating model positions the Company for success amid shifting market conditions.

•Expansive Product and Service Offering Coupled with a Leading Brand: The Company’s broad suite of products and services and powerful data and analytics capabilities have been intentionally constructed to provide customers with a robust set of best-fit choices, which ensures the Company thrives in any market environment. Thanks to the brand and reputation built over the last eleven years, loanDepot has one of the most recognized brands in the industry today and an NPS score on par with best-in-class consumer technology goods and services leaders.
•Diversified Business Model: loanDepot’s dual focus on its Retail and Partner strategies enables the Company to raise awareness and generate leads broadening its “top of funnel” consumer reach. These strategies position the Company to continue to thrive despite changing rate cycles.
•Variable Expense Base: Our technology enabled platform allows us to scale our operations for changes in volume in a highly efficient manner. This platform, coupled with our continuous focus on expenses, means we can continue to deliver value while adjusting to a changing market.
•Sophisticated Financing Approach: Through its multiple sources of liquidity—including loan funding warehouse facilities, MSR facilities, off-balance sheet gestation facilities, mello securitizations and cash on

hand—loanDepot has established a sophisticated and flexible financing approach that allows the Company to fund its loan origination business and protect against foreseeable market risks.

Current Market Conditions:
Across the mortgage industry, the first quarter was marked by rising interest rates as well as the continuing slowdown in the volume of refinancings.

•Interest rates began to rise in late Q1 and there has been a corresponding reduction in market opportunities and gain on sale margins throughout the industry. While the rise in interest rates was expected, the shift began earlier in 2021 than was generally anticipated.
•Competitive pressures from pricing strategies implemented by other market participants had a market-wide impact on margins.
•The Company continues to see strong demand for purchase transactions fueled by interest rates, that while rising, remain at low levels, coupled with continued constraints on supply.

First Quarter Highlights:

Financial Summary

	Three Months Ended
($ in thousands) (Unaudited)	March 31, 2021	December 31, 2020	March 31, 2020
Rate lock volume	$45,762,661	$49,711,270	$27,037,271
Loan origination volume	41,479,151	37,395,352	15,175,587
Gain on sale margin(1)	2.71%	3.38%	3.50%
Pull through weighted gain on sale margin(2)	3.35%	3.56%	2.99%

Financial Results
Total revenue	$1,316,008	$1,298,394	$486,121
Total expense	869,878	750,433	397,125
Net income	427,853	547,170	88,996
Diluted EPS(3)	$0.36	N/A	N/A

Non-GAAP Financial Measures(4)

Adjusted total revenue	$1,241,256	$1,252,707	$500,240
Adjusted net income	319,391	375,711	78,599
Adjusted EBITDA	457,913	530,364	126,184
Adjusted Diluted EPS	$0.98	N/A	N/A

(1)Gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by loan origination volume during period.
(2)Pull through weighted gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by the pull through weighted rate lock volume. Pull through weighted rate lock volume is the unpaid principal balance of loans subject to interest rate lock commitments, net of a pull-through factor for the loan funding probability.

(3)On February 11, 2021, the Company’s common stock began trading on the New York Stock Exchange. Since loanDepot did not have any shares outstanding prior to this date, earnings per share (“EPS”) information was not determinable. The diluted EPS calculation for the three months ended March 31, 2021 only includes net income attributable to loanDepot, Inc. of $44.9 million divided by the diluted weighted average shares of Class A and Class D common stock outstanding for the period from February 11, 2021 to March 31, 2021.
(4)See “Non-GAAP Financial Measures” for a discussion of how we define and calculate Adjusted Total Revenue, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA, and for a reconciliation of these metrics to their closest GAAP measure.

Operational Results
•Rate lock volume of $45.8 billion for the three months ended March 31, 2021 resulted in quarterly total revenue of $1.3 billion, which represents an increase of $17.6 million, or 1%, from the fourth quarter of 2020.
•Record loan origination volume for the first quarter of 2021 was $41.5 billion, an increase of $4.1 billion or 11% from the fourth quarter of 2020.
•Our Retail and Partner strategies delivered $7.9 billion of purchase loan originations and $33.6 billion of refinance loan originations during the first quarter of 2021.
•Net income for the first quarter of 2021 decreased to $427.9 million as compared to $547.2 million in the prior quarter. Adjusted net income for the first quarter of 2021 decreased to $319.4 million as compared to $375.7 million for the fourth quarter of 2020. The quarter over quarter decreases were driven by the decline in gain on sale margins and increased variable expenses from higher loan origination volume.
•Total expenses for the first quarter of 2021 increased $119.4 million, or 16% from the fourth quarter of 2020, due to IPO related expenses of $63.5 million of which $58.7 million was stock-based compensation expense related to the IPO stock grant. Additionally, expenses increased due to higher direct expenses from record loan originations, additional personnel expense to support the growth in our business and higher marketing costs as we expanded our national brand campaign.
•Disciplined and purposeful investments in the Company’s technology enabled a 2% decline in cost per loan for the first quarter of 2021 as compared to the fourth quarter of 2020.

Other Highlights
•On April 21, 2021, the Company declared a special cash dividend on its Class A common stock and Class D common stock. LD Holdings Group LLC (“LD Holdings”), a subsidiary of the Company, declared a simultaneous special cash dividend on its units. The aggregate amount of the special dividend to be paid by the Company and LD Holdings is $200.0 million, or $0.612 per share or $0.615 per unit, as applicable (the “Special Dividend”). The Special Dividend will be paid on May 18, 2021 to the Company’s stockholders and LD Holdings’ members of record as of the close of business on May 3, 2021.
•loanDepot has continued to invest in the strength of its brand through partnerships with Major League Baseball (MLB) and the Miami Marlins. Earlier this year, loanDepot was named the presenting sponsor of the American and National League Championship Series and named the Official Mortgage Provider of both MLB and the Miami Marlins. The Company also secured exclusive naming rights for loanDepot park, the home of the Miami Marlins and world-class special events.
•For the first quarter of 2021, our organic refinance consumer direct recapture rate1 increased to 72% as compared to 66% for the fourth quarter of 2020. This highlights the efficacy of our marketing efforts and the strength of our customer relationships, which includes our growing servicing portfolio that reached a record level of $129.7 billion in unpaid principal balance serviced as of March 31, 2021.
•Continuing its track record of creating strategically beneficial joint ventures, loanDepot entered into a partnership with Schell Brothers, a premier builder of energy efficient homes in Delaware and Virginia. The
1 We define organic refinance consumer direct recapture rate as the total unpaid principal balance (“UPB”) of loans in our servicing portfolio that are paid in full for purposes of refinancing the loan on the same property, with the Company acting as lender on both the existing and new loan, divided by the UPB of loans in our servicing portfolio that paid in full for the purpose of refinancing the loan on the same property.

new joint venture, named Henlopen Mortgage, pairs Schell Brothers' innovative, highly personalized home options with loanDepot's seamless borrowing experience, powered by its proprietary mello™ technology.
•loanDepot prioritizes community involvement in the areas its team members live and work and believes its efforts are intrinsic to the Company’s success. The Company announced various key initiatives that exemplify its strong commitment to communities nationwide, including the “Home Means Everything" MLB campaign through which loanDepot will donate $25 to Boys & Girls Clubs of America for each RBI during the 2021 regular season.
•We believe our position as the second most recognized mortgage brand grew even stronger through our ongoing national television ad campaign delivering over 12 billion household impressions from May 2020 through March 2021. Our extensive data analytics also allowed us to capitalize on the 1.8 million average monthly website visits and 582 million online media exposures during the first quarter of 2021.

Balance Sheet Highlights

				% Change
($ in thousands) (Unaudited)	March 31, 2021	December 31, 2020	March 31, 2020	Mar-21 vs. Dec-20	Mar-21 vs. Mar-20
Cash and cash equivalents	$630,457	$284,224	$157,953	121.8%	299.1%
Loans held for sale, at fair value	8,787,756	6,955,424	3,542,329	26.3	148.1
Servicing rights, at fair value	1,772,099	1,127,866	434,662	57.1	307.7
Warehouse and other lines of credit	8,309,450	6,577,429	3,771,678	26.3	120.3
Total liabilities	11,524,327	9,236,615	5,105,706	24.8	125.7
Total equity	1,773,958	1,656,613	462,682	7.1	283.4

Record quarterly originations drove an increase in loans held for sale at March 31, 2021, which increased by 26% from the prior quarter to $8.8 billion. The balance on our warehouse lines of credit increased by 26% during the quarter due to the increased origination activity. Total funding capacity with our lending partners increased to $10.3 billion at March 31, 2021 from $8.1 billion at December 31, 2020. The increase of $2.2 billion was due to the addition of one new facility with a funding capacity of $500 million maturing in February 2024 as well as increases to existing facilities. Available borrowing capacity was $2.0 billion at March 31, 2021.

On March 26, 2021, we completed an offering of $600 million of 6.125% unsecured senior notes due 2028. Proceeds from the offering will be used for general corporate purposes, including to pay down certain operating indebtedness, and to fund the Special Dividend to our equity holders through a distribution to holders of our Class A and Class D common stock and to unitholders of LD Holdings.

Unrestricted cash and cash equivalents were $630.5 million at March 31, 2021. The increase in cash from December 31, 2020 was primarily due to earnings and the issuance of $600 million in senior notes, partially offset by tax distributions of $6.0 million as required under the Company’s operating agreement and profit distributions of $160.3 million as allowed under the Company’s operating agreement

The fair value of mortgage servicing rights increased by 57%, or $644.2 million during the first quarter to a record $1.8 billion. This increase was driven by $529.5 million of new additions and a $231.0 million increase in the fair value due to a decrease in prepayment speed assumptions and increased interest rates during the first quarter of

2021 compared to the fourth quarter of 2020, partially offset by runoff of $118.1 million. During the first quarter of 2021, servicing retained loan sales increased as a result of the record level of loan originations.

Strategic Channel Overview
Our diverse origination strategy ensures we can serve customers in the way they want to be served, with the right mortgage professional, with the right product, at the right price, at the right time. Complementing our origination strategy is our servicing portfolio, which ensures we can serve the customer through their entire mortgage journey.

Retail Channel

	Three Months Ended
($ in thousands) (Unaudited)	March 31, 2021	December 31, 2020	March 31, 2020
Volume data:
Rate locks	$37,074,012	$40,066,201	$21,829,461
Loan originations	33,427,789	29,665,251	11,677,343
Gain on sale margin	3.25%	3.47%	3.67%

The Company employs more than 2,500 licensed mortgage loan professionals who work in our Retail Channel that reach customers through our organic marketing or their own relationships in either our proprietary call centers or local in-market branches. During the first quarter of 2021, our Retail Channel accounted for $33.4 billion, or 81%, of our loan originations.

Partner Channel

	Three Months Ended
($ in thousands) (Unaudited)	March 31, 2021	December 31, 2020	March 31, 2020
Volume data:
Rate locks	$8,688,649	$9,645,069	$5,207,810
Loan originations	8,051,362	7,730,101	3,498,244
Gain on sale margin	1.85%	2.58%	1.42%

Our Partner Channel originates loans through our network of approved mortgage brokers, as well as a series of exclusive joint ventures with some of the nation’s largest homebuilders and depositories, who market our broad spectrum of products utilizing our innovate mello® technology platform to efficiently underwrite, process and fund mortgage loans, while delivering an exceptional customer experience. During the first quarter of 2021, our Partner Channel accounted for $8.1 billion, or 19%, of our loan originations.

The returns were complemented by $2.2 million of income recorded from our joint ventures for the first quarter of 2021, reflecting the wide variety of industry partners we work with in the channel.

We entered into two new joint venture relationships with homebuilders during the first quarter of 2021 and added one new joint venture relationship in the first quarter of 2021 with a federally chartered savings bank offering banking and insurance services.

Servicing

				% Change
Servicing Portfolio Data: ($ in thousands) (Unaudited)	March 31, 2021	December 31, 2020	March 31, 2020	Dec - 20 vs Mar - 21	Mar - 21 vs Mar - 20
Total servicing portfolio (unpaid principal balance)	$129,709,892	$102,931,258	$42,445,155	26.0%	205.6%
Total servicing portfolio (units)	414,540	342,600	168,320	21.0	146.3

60+ days delinquent ($)	$2,125,573	$2,162,585	$425,407	(1.7)%	399.7%
60+ days delinquent (%)	1.6%	2.1%	1.0%

Servicing rights, net	$1,766,088	$1,124,302	$431,864	57.1	308.9

The unpaid principal balance of our servicing portfolio increased $26.8 billion, or 26%, to $129.7 billion compared to $102.9 billion as of December 31, 2020, driven by an increase in servicing-retained loan sales. We continued to invest in growing our high-quality servicing portfolio and not only increased total loan originations but also the percentage of our servicing customers who chose to refinance with us. For the first quarter of 2021, our organic refinance consumer direct recapture rate was 72%, highlighting the efficacy of our marketing efforts and the strength of our customer relationships.

Servicing income increased $18.2 million, or 28.3% to $82.6 million for the first quarter of 2021 compared to $64.4 million for the fourth quarter of 2020.

As of March 31, 2021, approximately 1.4%, or $1.9 billion, of our servicing portfolio was in active forbearance. This represents a decline from 2.4%, or $2.4 billion as of December 31, 2020.

Consolidated Statements of Operations

($ in thousands)	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(Unaudited)
REVENUES:
Interest income	$54,730	$44,730	$35,165
Interest expense	(53,497)	(42,562)	(32,805)
Net interest income	1,233	2,168	2,360

Gain on origination and sale of loans, net	1,020,646	1,172,704	492,485
Origination income, net	101,599	91,253	38,613
Servicing fee income	82,568	64,375	36,563
Change in fair value of servicing rights, net	69,294	(68,389)	(100,287)
Other income	40,668	36,283	16,387
Total net revenues	1,316,008	1,298,394	486,121

EXPENSES:
Personnel expense	603,735	508,638	240,199
Marketing and advertising expense	109,626	90,709	57,312
Direct origination expense	46,976	36,127	26,503
General and administrative expense	51,317	51,146	29,630
Occupancy expense	9,988	9,826	9,892
Depreciation and amortization	8,454	8,547	9,372
Subservicing expense	26,611	29,556	13,247
Other interest expense	13,171	15,884	10,970
Total expenses	869,878	750,433	397,125

Income before income taxes	446,130	547,961	88,996
Income tax expense (benefit)	18,277	791	—
Net income	427,853	547,170	88,996
Net income attributable to noncontrolling interests	382,978	547,170	88,996
Net income attributable to loanDepot, Inc.	$44,875	$—	$—

Basic EPS	$0.36	N/A	N/A
Diluted EPS	$0.36	N/A	N/A

Consolidated Balance Sheets

($ in thousands)	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
Cash and cash equivalents	$630,457	$284,224
Restricted cash	121,389	204,465
Accounts receivable, net	84,047	138,122
Loans held for sale, at fair value	8,787,756	6,955,424
Derivative assets, at fair value	760,519	647,939
Servicing rights, at fair value	1,772,099	1,127,866
Property and equipment, net	91,007	85,002
Operating lease right-of-use asset	63,207	66,433
Prepaid expenses and other assets	84,804	77,241
Loans eligible for repurchase	842,970	1,246,158
Investments in joint ventures	17,332	17,528
Goodwill and other intangible assets, net	42,698	42,826
Total assets	$13,298,285	$10,893,228
LIABILITIES AND EQUITY
LIABILITIES:
Warehouse and other lines of credit	$8,309,450	$6,577,429
Accounts payable and accrued expenses	890,826	446,370
Derivative liabilities, at fair value	95,188	168,169
Liability for loans eligible for repurchase	842,970	1,246,158
Operating lease liability	80,804	86,023
Debt obligations, net	1,305,089	712,466
Total liabilities	11,524,327	9,236,615
EQUITY:
Class A common stock, $0.001 par value, 2,500,000,000 authorized, 6,643,188 issued and outstanding as of March 31, 2021	7	—
Class B common stock, $0.001 par value, 2,500,000,000 authorized, 0 issued and outstanding as of March 31, 2021	—	—
Class C common stock, $0.001 par value, 2,500,000,000 authorized, 179,746,187 issued and outstanding as of March 31, 2021	180	—
Class D common stock, $0.001 par value, 2,500,000,000 authorized, 119,694,200 issued and outstanding as of March 31, 2021	119	—
Preferred stock, $0.01 par value, 50,000,000 authorized, 0 issued and outstanding as of March 31, 2021	—	—
Additional paid-in capital	596,124	—
Retained earnings	42,412	—
Noncontrolling interest	1,135,116	1,656,613
Total equity	1,773,958	1,656,613
Total liabilities and equity	$13,298,285	$10,893,228

Loan Origination and Sales Data

($ in thousands) (Unaudited)	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Loan origination volume by type:
Conventional conforming	$35,169,216	$31,389,431	$10,409,930
FHA/VA/USDA	5,081,972	5,013,338	3,754,380
Jumbo	1,002,619	591,739	711,548
Other	225,344	400,844	299,729
Total	$41,479,151	$37,395,352	$15,175,587

Loan origination volume by channel:
Retail	$33,427,789	$29,665,251	$11,677,343
Partnership	8,051,362	7,730,101	3,498,244
Total	$41,479,151	$37,395,352	$15,175,587

Loan origination volume by purpose:
Purchase	$7,916,512	$9,813,921	$4,393,856
Refinance	33,562,639	27,581,431	10,781,731
Total	$41,479,151	$37,395,352	$15,175,587

Loans sold:
Servicing retained	$37,435,791	$33,989,511	$8,831,907
Servicing released	2,492,886	1,394,979	6,439,801
Total	$39,928,677	$35,384,490	$15,271,708

Loan origination margins:
Gain on sale margin	2.71%	3.38%	3.50%

First Quarter Earnings Call
Management will host a conference call and live webcast today at 11:00 a.m. ET on loanDepot’s Investor Relations website, investors.loandepot.com, following the release of its earnings results.

The conference call can also be accessed by dialing 833-312-1365 (domestic) or 236-712-2485 (international) using pin number 9099998. Please call five minutes in advance to ensure that you are connected prior to the call. A replay of the webcast and transcript will also be made available on the Investor Relations website following the conclusion of the event.

For more information about loanDepot, please visit the company’s Investor Relations website: investors.loandepot.com.

Non-GAAP Financial Measures
To provide investors with information in addition to our results as determined by GAAP, we disclose Adjusted Total Revenue, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA as non-GAAP measures. We believe Adjusted Total Revenue, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA provide useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. They facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in hedging strategies, changes in valuations, capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance, as well as certain historical cost (benefit) items which may vary for different companies for reasons unrelated to operating performance. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.

We define “Adjusted Total Revenue” as total revenues, net of the change in fair value of mortgage servicing rights (“MSRs”) and the related hedging gains and losses. We define “Adjusted Net Income” as tax-effected earnings before change in fair value of contingent consideration, stock compensation expense and management fees, IPO expense, and the change in fair value of MSRs, net of the related hedging gains and losses, and the tax effects of those adjustments. We define “Adjusted Diluted EPS” as Adjusted Net Income divided by the diluted weighted average number of shares of Class A common stock and Class D common stock outstanding for the applicable period, which assumes the proforma exchange of all outstanding Class C common shares for shares of Class A common stock. We define “Adjusted EBITDA” as earnings before interest expense and amortization of debt issuance costs on non-funding debt, income taxes, depreciation and amortization, change in fair value of MSRs, net of the related hedging gains and losses, change in fair value of contingent consideration, stock compensation expense and management fees, and IPO related expense. Adjustments for income taxes are made to reflect historical results of operations on the basis that it was taxed as a corporation under the Internal Revenue Code, and therefore subject to U.S. federal, state and local income taxes. We exclude from each of these non-GAAP measures the change in fair value of MSRs and related hedging gains and losses as this represents a non-cash non-realized adjustment to our total revenues, reflecting changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates, which is not indicative of our performance or results of operations. We also exclude stock compensation expense, which is a non-cash expense, management fees and IPO expenses as management does not consider these costs to be indicative of our performance or results of operations. Adjusted EBITDA includes interest expense on funding facilities, which are recorded as a component of “net interest income (expense)”, as these expenses are a direct operating expense driven by loan origination volume. By contrast, interest and amortization expense on non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA.

Adjusted Total Revenue, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted Total Revenue,

Adjusted Net Income, and Adjusted EBITDA do not reflect any cash requirement for such replacements or improvements; and
•they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

Because of these limitations, Adjusted Total Revenue, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA are not intended as alternatives to total revenue, net income (loss), net income attributable to the Company, or Diluted EPS or as an indicator of our operating performance and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted Total Revenue, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. See below for a reconciliation of these non-GAAP measures to their most comparable U.S. GAAP measures.

Reconciliation of Total Revenue to Adjusted Total Revenue ($ in thousands) (Unaudited)	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Total net revenue	$1,316,008	$1,298,394	$486,121
Change in fair value of servicing rights(1)	(231,208)	(16,355)	86,186
Net losses (gains) from derivatives hedging servicing rights	43,527	4,525	(19,171)
Realized and unrealized losses (gains) from derivative assets and liabilities(2)	112,929	(33,857)	(52,896)
Change in fair value of servicing rights net of hedging gains and losses(3)	(74,752)	(45,687)	14,119
Adjusted total revenue	$1,241,256	$1,252,707	$500,240

(1)Included in change in fair value of servicing rights, net in the Company’s consolidated statements of operations.
(2) Included in gain on origination and sale of loans, net in the Company’s consolidated statements of operations, as shown below:

($ in thousands) (Unaudited)	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Unrealized gains (losses) from derivative assets and liabilities	$209,386	$(198,710)	$29,981
Less: Unrealized gains (losses) from derivative assets and liabilities—IRLC and LHFS	328,322	(209,767)	(20,517)
Unrealized (losses) gains from derivative assets and liabilities—servicing rights	(118,936)	11,057	50,498

Realized gains (losses) from derivative assets and liabilities	105,643	(78,226)	(54,361)
Less: Realized gains (losses) from derivative assets and liabilities—IRLC and LHFS	99,636	(101,027)	(56,759)
Realized gains (losses) from derivative assets and liabilities—servicing rights	6,007	22,801	2,398

Realized and unrealized (losses) gains from derivative assets and liabilities - servicing rights	$(112,929)	$33,857	$52,896
(3)Represents the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.

Reconciliation of Net Income to Adjusted Net Income ($ in thousands) (Unaudited)	Three Months Ended
	March 31, 2021		December 31, 2020		March 31, 2020
Net income attributable to loanDepot, Inc.	$44,875		$—		$—
Net income from the pro forma conversion of Class C common shares to Class A common shares (1)	382,978		547,170		88,996
Net income	$427,853		$547,170		$88,996
Adjustments to the provision for income taxes(2)	(101,221)		(140,249)		(22,907)
Tax-effected net income	326,632		406,921		66,089
Change in fair value of servicing rights, net of hedging gains and losses(3)	(74,752)		(45,687)		14,119
Change in fair value - contingent consideration	—	—	—	—	2,507
Stock compensation expense and management fees	60,076		1,099		220
IPO expenses	4,834		2,560		—
Tax effect of adjustments(4)	2,601		10,818		(4,336)
Adjusted net income	$319,391		$375,711		$78,599

(1)Reflects net income to Class A common stock and Class D common stock from the pro forma exchange of Class C common stock as of March 31, 2021.
(2)loanDepot, Inc. is subject to federal, state and local income taxes. Adjustments to income tax (benefit) reflect the effective income tax rates below, and the pro forma assumption that loanDepot, Inc. owns 100% of LD Holdings.

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Statutory U.S. federal income tax rate	21.00%	21.00%	21.00%
State and local income taxes (net of federal benefit)	5.43%	4.74%	4.74%
Effective income tax rate	26.43%	25.74%	25.74%
(3)Amounts represent the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.
(4)Amounts represent the income tax effect of (a) change in fair value of servicing rights, net of hedging gains and losses, (b) change in fair value of contingent consideration (c) stock compensation expense and management fees, and (d) IPO expense at the aforementioned effective income tax rates.

Reconciliation of Adjusted Diluted Weighted Average Shares Outstanding to Diluted Weighted Average Shares Outstanding (1) ($ in thousands except per share) (Unaudited)	Three Months Ended
March 31, 2021
Net income attributable to loanDepot, Inc.	$44,875
Adjusted net income	319,391
Share Data:
Diluted weighted average shares of Class A and Class D common stock outstanding	125,772,797
Assumed pro forma conversion of Class C shares to Class A common stock (2)	198,537,418
Adjusted diluted weighted average shares outstanding	324,310,215
Diluted EPS	$0.36
Adjusted Diluted EPS	0.98
(1)This non-GAAP measures was not applicable for the three months ending December 31, 2020 or March 31, 2020 as the IPO and reorganization transaction had not yet occurred.
(2)Reflects the assumed pro forma conversion of all outstanding shares of Class C common stock to Class A common stock.

Reconciliation of Net Income to Adjusted EBITDA ($ in thousands) (Unaudited)	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Net income	$427,853	$547,170	$88,996
Interest expense - non-funding debt (1)	13,171	15,884	10,970
Income tax expense (benefit)	18,277	791	—
Depreciation and amortization	8,454	8,547	9,372
Change in fair value of servicing rights, net of hedging gains and losses(2)	(74,752)	(45,687)	14,119
Change in fair value - contingent consideration	—	—	2,507
Stock compensation expense and management fees	60,076	1,099	220
IPO expense	4,834	2,560	—
Adjusted EBITDA	$457,913	$530,364	$126,184

(1)Represents other interest expense, which includes amortization of debt issuance costs, in the Company’s consolidated statement of operations.
(2)Represents the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.

Forward-Looking Statements
This press release may contain "forward-looking statements," which reflect loanDepot's current views with respect to, among other things, its operations and financial performance. You can identify these statements by the use of words such as "outlook," "potential," "continue," "may," "seek," "approximately," "predict," "believe," "expect," "plan," "intend," "estimate" or "anticipate" and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as "will," "should," "would" and "could." These forward-looking statements are based on current available operating, financial, economic and other information, and are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including the risks in the "Risk Factors" section of loanDepot, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2020, which are difficult to predict. Therefore, current plans, anticipated actions, financial results, as well as the anticipated development of the industry, may differ materially from what is expressed or forecasted in any forward-looking statement. loanDepot does not undertake any obligation to publicly update or revise any forward-looking statement to reflect future events or circumstances, except as required by applicable law.

About loanDepot
loanDepot is a contemporary financial services company dedicated to delivering a best-in-class experience to its mortgage purchase and refinance customers. Founded in 2010, loanDepot offers a diversified network of direct-to-consumer, in-market, and partner business channels, uniquely positioning it to serve a wide range of customers. Headquartered in Southern California, the Company has funded more than $350 billion since its founding and currently ranks as the second largest retail nonbank lender and one of the leading retail mortgage lenders in the United States. Committed to serving the communities in which its team members live and work, loanDepot has donated millions of dollars to support a variety of local, regional and national philanthropic efforts, most recently giving more than $2.5 million to help with COVID-related efforts for first responders, healthcare workers, individuals and families nationwide. The Company also is a founding sponsor of War Heroes on Water, which supports ongoing therapeutic healing services for combat-wounded veterans nationwide.

Investor Relations Contact:
Abe Gutierrez
Vice President, Investor Relations
(949) 860-8215
ir@loandepot.com

or

Nicole Carrillo
Executive Vice President, Chief Accounting Officer
(949) 575-5187
ir@loandepot.com

Media Contact:
Lori Wildrick
Vice President, Communications
(949) 330-8791
lwildrick@loandepot.com

LDI-IR